Exhibit 99.1

Presidio Property Trust Provides Update on

Real Estate Activity in January and February 2025

San Diego, CA – February 24, 2025 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”) announced that during January and February 2024 the Company has sold 2 model homes for a total of approximately $1.04 million and two commercial properties for a total of $16.95 million. The homes were purchased in 2023 with a total acquisition price of approximately $0.9 million. The commercial properties were purchased between 2014 and 2015 for approximately $14.1 million, with a combined book value of approximately $11.6 million prior to the sale.

“We are cautiously optimistic that real estate activity will continue to recover in 2025 and look forward to positive opportunities in the near future. Office occupancy rates could be shifting in a positive trend as more and more companies are ending their remote work programs,” said Gary Katz, Chief Investment Officer.

“The model home sales were on par with expectations so far in the first quarter of 2025. Seasonal adjustments as well as election cycles typically result in slower sales. We also remain focused on identifying purchasing opportunities from new and current markets and we will be watching lending rates closely as we analyze opportunities,” said Steve Hightower, President of the Model Homes Division.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Texas, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Presidio’s present expectations, but these statements are not guaranteed to occur. Except as required by law, Presidio disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to Presidio’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244